Exhibit d 2 r

THE MAINSTAY FUNDS

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Agreement”) is made as of this 1st day of July, 2011 by and between New York Life Investment Management LLC, a Delaware limited liability company (“New York Life Investments”), MacKay Shields LLC, a Delaware limited liability company (“MacKay”) and Madison Square Investors LLC, a Delaware limited liability company, and is approved by The MainStay Funds (the “Trust”), a Massachusetts business trust registered as an investment company under the Investment Company Act of 1940, as amended (the "1940 Act").

W I T N E S S E T H    T H A T:

WHEREAS, New York Life Investments and the Trust are parties to an Investment Advisory Agreement (the “Advisory Agreement”) with respect to each of the Trust’s separate investment series (the “Funds”), including the International Equity Fund (the "Fund"); and

WHEREAS, New York Life Investments and MacKay are parties to an Amended and Restated Subadvisory Agreement (the “MacKay Subadvisory Agreement”) with respect to certain of the Trust’s separate investment series, including the Fund; and

WHEREAS, as the result of a proposed reallocation of investment management services between MacKay and MSI with respect to the Fund, MacKay has informed the Trust that MacKay no longer intends to provide subadvisory services to the Fund under the MacKay Subadvisory Agreement and that MacKay wishes to assign all of its duties and obligations under the MacKay Subadvisory Agreement to MSI and have MSI assume the role of subadviser to the Fund; and

WHEREAS, MSI has indicated its willingness to accept such assignment and to assume MacKay’s duties and obligations under the MacKay Subadvisory Agreement, subject to a revised fee schedule between MSI and New York Life Investments; and

WHEREAS, MSI currently serves as a subadviser to certain other funds in the Trust pursuant to a Subadvisory Agreement between New York Life Investments and MSI (the “MSI Subadvisory Agreement”) and MSI possesses the personnel, resources and expertise necessary in order to serve as a subadviser to the Fund; and

WHEREAS, certain employees of MacKay currently having responsibility for the investment management and oversight of the Fund will become employees of MSI in connection with the proposed assignment; and

WHEREAS, MacKay and MSI are deemed to be affiliates of one another for purposes of the 1940 Act due to the fact that they are under the common control of New York Life Investment Management Holdings LLC, and the assignment contemplated hereunder is being made in reliance upon Rule 2a-6 under the 1940 Act; and

WHEREAS, at a meeting of the Board of Trustees of the Trust held on June 29, 2011, the Fund was approved by action of the Board to be added to the MSI Subadvisory Agreement in connection with the assignment and assumption contemplated herein, subject to the revised fee schedule with respect to the Fund;

NOW, THEREFORE, the parties hereto, intending to be legally abound, agree as follows:

1. ASSIGNMENT. MacKay hereby assigns to MSI all of MacKay’s duties and obligations with respect to the provision of subadvisory services to the Fund under the MacKay Subadvisory Agreement.

2. ASSUMPTION. MSI, intending to be legally bound, hereby agrees to assume all of the duties and obligations of MacKay with respect to the provision of subadvisory services to the Fund as applicable to MacKay under the MacKay Subadvisory Agreement and accepts the responsibilities and agrees to perform all such services required in connection with the Fund.

3. REPRESENTATIONS OF MACKAY. MacKay represents and warrants that: (i) all action required of MacKay to assign its duties and obligations under the MacKay Subadvisory Agreement with respect to the provision of subadvisory services to the Fund has been taken, and (ii) this Agreement creates a valid and binding agreement enforceable against MacKay in accordance with its terms.

4. REPRESENTATIONS OF MSI. MSI represents and warrants that: (i) MSI is registered as an investment adviser with the U. S. Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended, and its registration is currently in full force and effect; (ii) MSI is capable and is legally empowered to assume the duties and obligations being assigned to it hereunder and to act as a subadviser to the Fund; (iii) all action required of MSI to assume the duties and obligations being assigned to it hereunder has been taken, and (iv) this Agreement creates a valid and binding agreement enforceable against MSI in accordance with its terms.

5. AGREEMENT AND CONSENT OF NEW YORK LIFE INVESTMENTS. New York Life Investments agrees with all actions taken and to be taken under this Agreement and consents to any and all requisite amendments and modifications to the MacKay Subadvisory Agreement, the MSI Subadvisory Agreement, and the Advisory Agreement.

6. GOVERNING LAW. This Agreement shall be governed by and enforced in accordance with the laws of the State of New York.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, New York Life Investments, MacKay and MSI hereby execute this Agreement as of the day and year first above written.

New York Life Investment Management LLC

By: /s/ Stephen P. Fisher_______

Name: Stephen P. Fisher

Title: Senior Managing Director

MacKay Shields LLC

By: /s/ Lucille Protas______

Name: Lucille Protas

Title: Acting Chief Executive Officer

Madison Square Investors LLC

By: /s/ Michael Maquet_____

Name: Michael Maquet

Title: Chief Executive Officer

Approved by:

The MainStay Funds

By: /s/ Stephen P. Fisher____

Name: Stephen P. Fisher

Title: President

- 4 -